UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
OF SMALL BUSINESS ISSUERS UNDER

Section 12(b) or (g) of the Securities Exchange Act of 1934

Barclay Road, Inc .- BCLR
(Name of Small Business Issuer in its charter)

Wyoming	20-5571215
(State or other jurisdiction of incorporation)	(I.R.S. Employer ID No.)

2348 CHEMIN LUCERNE, Suite 253
Mont Royal, Quebec CA H3R2J8
(Address of principal executive offices)

514-807-5245
(Issuer's telephone number)

Securities to be registered under Section 12(b) of the Act:
None

Securities to be registered under Section 12(g) of the Act:
Common Stock, no par value

PART I

Item 1. DESCRIPTION OF BUSINESS

History

Barclay Road, Inc., ("we," "us," "our," "BARCLAY ROAD," "BCLR," the "Company"), was incorporated under the laws of the State of Wyoming on September 18, 2006.

The company was made up of a merger between publishing company Lifetime Books (a Florida corporation) and Barclay Road, Inc with Barclay Road, Inc. as the surviving corporation.

On November 2, 2006, Lifetime Books, Inc. filed a merger statement with the State of Wyoming, which duly accepted the merger. The merger included all assets of Lifetime Books, Inc.

Business Overview

Barclay Road, Inc. originally was engaged in publishing and selling books, newsletters and magazines. All published products will bore the name and logo of our imprint, Lifetime Books.

Barclay Road, Inc. has stopped publishing and selling books, newsletters and magazines and has begun to concentrate on the technology of wireless electricity transmission.

MAIN OBJECTIVES

The main objective is to create and perfect wireless electricity transmissions.

The Employees

The Company currently has no salaried or hourly full-time employees and no part-time employees, and it is not expected that there will be any significant changes in the number of employees during the n ext 12 months, or at least until the company raises sufficient funds to hire and equip staff. Currently, the president, Herbert Becker, is the sole person overseeing and running the company at this time.

The Products

We are considered technology start up.

Production Facilities and Equipment

The Company does not own any property in the USA or in other countries. A friend of the company at no cost has given us office space until we are able to raise capital at which time we will secure appropriate office space. All production will be done through contract printing, binding and production.

Distribution Channels

No distribution channels have been sought at this time.

Competition

No competition has been found at this time.

Intellectual Property

There is no IP at this time.

Research and Development

We are going to start R&D in around 2009.

Business Development and Acquisition

Government Regulation

There are no regulations as far as we know at this time.

Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Certain statements in this prospectus, which are not statements of historical fact, are what are known as "forward-looking statements," which are statements about the future. For that reason, these statements involve risk and uncertainty since no one can accurately predict the future. Words such as "plans," "intends," "hopes," "seeks," "anticipates," "expects," and the like, often identify such forward-looking statements, but are not the only indication that a statement is a forward-looking statement. Such forward-looking statements include statements concerning our plans and objectives with respect to our present and future operations, and statements, which express or imply that such present and future operations will or may produce revenues, income or profits. In evaluating these forward-looking statements, you should consider various factors including those described in this prospectus under the heading "Risk Factors" beginning on page 5. These and other factors may cause our actual results to differ materially from any forward- looking statement. We caution you not to place undue reliance on these forward-looking statements. Although we base these forward-looking statements on our expectations, assumptions, and projections about future events, actual events and results may differ materially, and our expectations, assumptions, and projections may prove to be inaccurate. T h e forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation to publicly release the results of any revisions to these forward-looking statements to reflect events or circumstances after the date of this filing.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements:

Cash and Cash Equivalents. For purposes of the statements of cash flows, cash and cash equivalents includes cash on hand and demand deposits held by banks.

Trade Accounts Receivable. Trade accounts include an adjustment for those accounts that are uncollectible. An account is considered uncollectible when the payment of the account becomes questionable.

Revenue Recognition. In general, our Company recognizes revenue when persuasive evidence of an arrangement exists; delivery has occurred according to the sale terms, the seller's price to the buyer is fixed or determinable; and collectability is reasonably assured.

Foreign Currency and Comprehensive Income. The financial statements are presented in United States (US) dollars.

Estimates. Actual results could differ from the estimates made in the financial statements.

Results of Operations

The company currently is not generating income or expenses.

Plan of Operation

The Company's plan of operations for the twelve months following the date of this report is to seek to investment for R&D activities.

The Company does not anticipate any other significant financial commitments and/or financial changes in the next 12 months.

Liquidity and Capital Resources

As of December 31, 2006, the company has an asset balance of $6,018. The Company is expected to generate continuous profits and has no bank borrowing outstanding. Due to the nature of the Company's business, it does not require substantial amounts of plant and equipment. As a result, it has no plans to acquire or to sell any substantial amount of assets in the next 12 months.

The Company's current cash on hand is sufficient to maintain operations at their current levels.

Inflation

The Company's results of operations have not been affected by inflation and management does not expect that inflation risk would cause material impact on its operations in the future.

Currency Fluctuations

Currency fluctuation is not a concern.

Risk Factors

Dependence on Demand for Advertising

This is not an issue at this time.

Competition

We have not seen any competition to this point.

Effect of Increases in Paper and Postage Costs

This is not an issue at this time.

New Product Risks

There are no new products set to me launched in 2008 or 2009 planned.

The Company is Dependent on Key Personnel

There are no key personnel at this time except for that of the only officer.

Item 3. DESCRIPTION OF PROPERTY

The Company does not own any real property.

Item 4. SECURITY OWNERSHIP OF CERTAIN BE NEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this registration statement, the stock ownership of each executive officer and director of the Company, of all executive officers and directors of the Company, as a group, and of each person known by the Company to be a beneficial owner of 5% or more of its Common Stock. Except as otherwise noted, each person listed below is the sole beneficial owner of the shares and has sole investment and voting power as to such shares. No person listed below has any options, warrants or other rights to acquire additional securities of the Company except as may be otherwise noted.

Name and Address	Number of Shares Beneficially Owned	Percent of Class

Herbert L. Becker	200,000,000	47.23%
2348 Chemin Lucerne, Suite 253
Town of Mon Royal, Quebec Canada

All officers and directors as a group (1 number)	200,000,000	47.23%

Item 5. DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The directors and executive officers currently serving the Company are as follows:

Herbert L. Becker is the only officer and director at this time.

Name	Age	Position
Herbert L. Becker	51	President, Chief Executive Officer and Director

Biographical Information

Herbert Lawrence Becker, Director, President and Treasurer
Address: 2348 Chemin Lucerne, Suite 253 Mont Royal, Quebec,   CA

Employment History

2005-2006 - Magicweb, Inc.
Responsibilities - President and Treasurer

2004-2005 - HEE Corporation - CEO and Chairman of the Board
Responsibilities - Executive management

2 003-2004 - La Curacao - Director
Responsibilities - Executive management/merchandising

2002 -2003 - Global Services - CF O/COO
Responsibilities - Executive management - finance and investment

Item 6. EXECUTIVE COMPENSATION

No officers or directors of the Company received cash compensation for service s to the Company from the date of inception through December 31, 2007. Although there is no current compensation plan, it is possible that, as the Company’s business develops, it will adopt a plan to pay its directors and/or officers' compensation for services rendered to implement its business plan. The Company's directors and officers are not currently subject to any service or employment contract with the Company. The Company has no stock option plan, retirement scheme, incentive programs, pension or pro f it sharing programs for the benefit of our director and officers; however, the board of directors may adopt one or more o f these programs in the future.

Item 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

Item 8. DESCRIPTION OF SECURITIES

The authorized capital stock of the Company is unlimited at no par value. As of November 22, 2006 422,500,000 common shares were issued and outstanding. No other class of securities is authorized, issued or outstanding.

PART II

Item 1. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our common stock is quoted on the pink sheets under the symbol BCYR. Trading in our common stock has been limited and sporadic.

Dividends

We presently intend to retain future earnings, if any, to provide funds for use in the operation and expansion of our business. Accordingly, we have not declared or paid any dividends to our common shareholders and do not presently intend to do so. Any future decision whether to pay dividends   will depend on our financial condition and any other factors that our Board of Directors deem relevant.

Item 2. LEGAL PROCEEDINGS

The Company is not a party to any pending legal proceedings, and no such proceedings are known to be contemplated.

Item 3. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On October 31, 2006, we retained Charles G. Neuhaus, CA as our initial independent auditors. We engaged Wiener, Goodman & Company to prepare our financial statements in 2007.

Item 4. RECENT SALES OF UNREGISTERED SECURITIES

None.

Item 5. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The articles of incorporation generally limit the personal liability of directors for monetary damages for any act or omission in their capacities as directors fully permitted by law. In addition, our bylaws provide that the Company shall indemnify and advance or reimburse reasonable expenses incurred by, directors, officers, employees, or agents of the Company, fully that a Company may grant indemnification to a director under Wyoming Corporate Law, and may indemnify such person s to such further extent as permitted by law.

PART F/S

BARCLAY ROAD, INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2007	December 31, 2006

ASSETS

Current Assets:
Cash & Other	$100,633	$4,598
Accounts receivable	16,941	-
Property and equipment - net	1,420	1,420
TOTAL ASSETS	$118,994	$6,018

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities:
Loan from stockholder	$30,193	$30,193
Accrued expenses	5,251	5,251
Total Current Liabilities	35,444	35,444

Commitments and Contingencies

Stockholders' Deficiency:
Preferred stock, no par value authorized - unlimited; none outstanding	--	--
Common stock, no par value - authorized unlimited; 525,000,000 outstanding	--	--
Paid in capital	337,581	231,195
Deficit accumulated during development stage	(242,613)	(260,621)
Total Stockholders' Deficiency	(11,418)	(29,426)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	$118,994	$6,018

See notes to financial statements.

BARCLAY ROAD, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	January 1, 2007 through	October 20, 2006 (inception) through
	December 31, 2007	December 31, 2006

Revenues	$--	$--

Cost and expenses:
General and administrative expenses	5,014	29,174
Impairment loss	337,581	231,195
	(332,567)	(260,369)

Loss from operations	(332,567)	(260,369)
Interest expense	--	(252)

Loss before provision for income taxes	(332,567)	(260,621)

Provision for income taxes	--	--

Net loss	$(332,567)	$(260,621)

Loss per share - basic and diluted	$--	$--

Weighted average number of common shares outstanding - basic and diluted	525,000,000	422,450,000

See notes to financial statements.

BARCLAY ROAD, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
(Unaudited)

	Common Stock		Preferred Stock		Additional	Cumulative Other	Deficit Accumulated During
	Total	Number of Shares	Amount	Number of Shares	Paid in Capital	Comprehensive Loss	Development Stage

Beginning balance, October 20, 2006	231,195	422,450,000	$--	--	$231,195	$--	--

Net (loss)	(260,621)	--	--	--	--	--	(260,621)

Balance at December 31, 2006	(29,426)	422,450,000	$--	--	$231,195	$--	(260,621)

Net (loss)	(332,567)	--	--	--	--	--	(332,567)

Balance at December 31, 2007	$(361,993)	525,000,000	$--	--	$337,581	$--	$(361,993)

See notes to financial statements.

BARCLAY ROAD, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	December 31, 2006 through December 31, 2007	December 31, 2005 through December 31, 2006

Cash flows from Operating Activities:
Net loss	$332,567	$(260,621)
Adjustments to reconcile net loss to net cash used in operating activities:	(20,172)
Depreciation and amortization	--	284
Impairment loss	--	231,195
Changes in operating assets and liabilities:
Increase in accrued expenses and accounts payable	--	5,251
Net Cash Used in Operating Activities	(317,553)	(23,891)

Cash flows from Investing Activities:
Purchase of property, plant and equipment	--	(1,704)

Cash flows from Financing Activities:
Loan from stockholder	--	30,193

Net Increase in Cash	(1,799)	4,598

Cash - beginning of period	2,434	--

Cash - end of period	$633	$4,598

Supplementary information:
Cash paid during the year for:
Interest	$--	$--
Income taxes	$--	$--

See notes to financial statements.

BARCLAY ROAD, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Note 1 - Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information necessary for a comprehensive presentation of financial position and results of operations.

It is management’s opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statements presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year. The interim financial statements should be read in conjunction with the Company’s annual report on Form 10-KSB for the year ended December 31, 2006, including the financial statements and notes thereto.

Note 2 - Organization and Summary of Significant Accounting Policies

Nature of Business - Barclay Road, Inc. (the “Company”) specializes in the advancement and research of the technology of wireless electricity transmission.
Principles of Consolidation - There are no consolidations required.

Cash and Cash Equivalents - For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Use of Estimates - In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from these estimates.

Revenue Recognition - The Company’s recognition of revenue is at time of contract.

Revenue from management contracts, book sales, licensing, software licenses and related installation and support services is recognized when earned and realizable. Revenue is earned and realizable when persuasive evidence of an arrangement exists, services, if requested by the customers, have been rendered and are determinable, and collectibility is reasonably assured. Amounts received from customers prior to these criteria being met are deferred. Revenue from the sale of software is recognized when delivered to the customer or upon installation of the software if an installation contract exists. Revenue from post-contract telephone support service contracts is recognized as the services are provided, determined on an hourly basis. Revenue applicable to multiple-element fee arrangements is divided among the software, the installation, and post-contract support service contracts using vendor-specific objective evidence of fair value. Fair value is evidenced by the prices charged when the software and the services are sold as separate products or arrangements.

Going Concern - During the year ended December 31, 2006 the company suffered a loss of $260,621. For the year ended March 31, 2007, the Company showed a loss of $332,567. These matters raise doubt about the Company’s ability to continue. Management is attempting to obtain equity financing for use in the Company’s operations. In addition, management is trying to expand the Company’s sales and obtain profitable operations. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Business Segments - The Company operates in several segments and therefore segment information is not presented.

Fair Value of Financial Instruments - The carrying amounts of the Company’s accounts receivable, restricted cash, accounts payable, notes payable to related parties, notes payable, and deferred compensation approximate fair value due to the relatively short period to maturity for these instruments.

Property and Equipment - Property and equipment are recorded at cost. Maintenance, repairs, and renewals, which neither materially add to the value of the property nor appreciably prolong its life, are charged to expense as incurred. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. Gains or losses on dispositions of property and equipment are included in the results of operations when realized.

Net Loss Per Common Share - Basic loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding. Diluted loss per common share is computed by dividing net loss by the weighted-average number of common shares and dilutive potential common share equivalents outstanding. There were no potential common share stock options or warrants outstanding at December 31, 2007, or at December 31, 2006.

BARCLAY ROAD, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(continued)

Reclassifications - No amounts in the 2006 information have been reclassified to conform to the 2007 presentation.

Recent Accounting Pronouncements - In February 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140,” to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately-recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity’s first fiscal year beginning after September 15, 2006. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (FIN 48), an interpretation of FASB Statements No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R).” This statement requires employers to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

BARCLAY ROAD, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007
(continued)

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. The Company is currently evaluating the impact of adopting SAB No. 108, but does not expect that it will have a material effect on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115.” This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements.” The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

Note 3 - Restatement of Financial Statements

The financial statements for December 31, 2007, have not been restated.

Note 4 - Stockholders’ Equity

No changes.

Note 5 - Related Party Transactions

No related party transactions.

Note 6 - Subsequent Events

In May of 2007, Barclay Road purchased the assets, name and domain along with its system of CommoditiesAlerts.com with a value of $100,000.00.

PART III

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April __, 2008	Barclay Road, Inc.

By: /s/ Herbert L. Becker
Herbert L. Becker
Chief Executive Officer